Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Protein Design Labs, Inc. for the registration of 4,058,935 shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2004, with respect to the consolidated financial statements of ESP Pharma Holdings and Subsidiary, included in its Current Report (Form 8-K) dated February 7, 2005 filed with the Securities and Exchange Commission and our report dated February 25, 2005 with respect to the consolidated financial statements of ESP Pharma Holdings and Subsidiary, included in its amendment to Current Report (Form 8-K/A) dated June 2, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
MetroPark, New Jersey
September 26, 2005